Exhibit 5.1

OWENS CORNING WORLD HEADQUARTERS

ONE OWENS CORNING PARKWAY

TOLEDO, OHIO 43659

419.248.8650 FAX 419.325.4650

INTERNET: stephen.k.krull@owenscorning.com

STEPHEN K. KRULL SENIOR VICE PRESIDENT, GENERAL COUNSEL & SECRETARY

May 9, 2008

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Re:	$10,000,000 of Deferred Compensation Obligations under the Owens Corning Deferred Compensation Plan

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary for Owens Corning, a Delaware corporation (“Owens Corning”), and have acted as counsel for Owens Corning in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $10,000,000 of deferred compensation obligations (the “Obligations”) to be issued under the Owens Corning Deferred Compensation Plan (the “Plan”).

I am familiar with the Plan and the Registration Statement. I have also examined originals, or copies of originals certified or otherwise identified to my satisfaction, of Owens Corning’s corporate records. I have examined such questions of law and have satisfied myself as to such matters of fact as I have deemed relevant and necessary as a basis for the opinions expressed herein. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

Based upon the foregoing, I am of the opinion that:

1. Owens Corning is duly incorporated and validly existing under the laws of the State of Delaware.

2. The Obligations, when issued or sold in accordance with the terms of the Plan, will be valid and binding obligations of Owens Corning, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.

OWENS CORNING

Owens Corning

May 9, 2008

This opinion letter is limited to the laws of the States of Delaware and Ohio and the federal laws of the United States of America. I express no opinion as to the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance of the Obligations.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Stephen K. Krull
Stephen K. Krull
Senior Vice President, General Counsel and Secretary